SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act 1934

Date of Report (Date of earliest event reported):  June 10, 2011

Harbin Electric, Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)
000-51006	98-0403396
(Commission File Number)	(IRS Employer Identification No.)

No. 9, Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu Harbin Kai Fa Qu, Harbin, China	150060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	86-451-86116757
________________________________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 10, 2011, Harbin Electric, Inc. (the “Company”) issued a press release announcing that its Board of Directors has received a letter from its Chairman and Chief Executive Officer, Mr. Tianfu Yang ("Mr. Yang"), and Abax Global Capital ("Abax") reaffirming their proposal to acquire all of the outstanding shares of Common Stock of the Company not currently owned by Mr. Yang, Abax and their respective affiliates in a going private transaction for $24.00 per share in cash. Mr. Yang, Abax and their respective affiliates collectively own approximately 40.72% of the Company's Common Stock. In addition, the Company announced that its Board of Directors has received from Mr. Yang and Abax an executed copy of a Facility Agreement between Tech Full Electric Company Limited ("Tech Full"), the acquisition vehicle formed for use in connection with the proposed acquisition and going private transaction, and China Development Bank Corporation Hong Kong Branch ("CDB"), pursuant to which CDB has agreed to provide to Tech Full a $400 million term loan to fund Tech Full's proposed purchase of all of the outstanding shares of Common Stock of the Company not currently owned by Mr. Yang, Abax and their respective affiliates, subject to certain conditions.

The Company's Board of Directors has formed a special committee of independent directors consisting of David Gatton, Boyd Plowman and Ching Chuen Chan (the "Special Committee") to consider and evaluate this proposal. Although no decisions have yet been made by the Special Committee with respect to this proposal, the Special Committee is continuing its work with the assistance of its financial and legal advisors. There can be no assurance that any definitive agreement will be executed with respect to this proposal or that this or any other transaction will be approved or consummated.

A copy of the press release is filed herewith as Exhibit 99.1 to this current report and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

Exhibits

99.1           Press Release dated June 10, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARBIN ELECTRIC, INC.

By:	/s/ Tianfu Yang
Name:	Tianfu Yang
Title:	Chairman and Chief Executive Officer

Dated: June 14, 2011